EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
For the Periods Ended March 31
(Amounts in thousands, except per share data)

                                        First Quarter
                                       1998       1997
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Net income........................   $59,344    $45,273
Dividends on preferred stock......        --         --
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Net income available to common
  shareholders....................   $59,344    $45,273
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Weighted average shares:
Common shares.....................    91,834     86,753
Convertible preferred shares......        --         --
Stock awards......................        60         42
Stock options.....................     2,813      2,521
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Weighted average diluted common
 shares...........................    94,707     89,316
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Basic earnings per share..........   $  0.65    $  0.52
  (net income available to common
  shareholders divided by weighted
  average of common shares)
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Diluted earnings per share........   $  0.63    $  0.51
  (net income divided by weighted
  average diluted common shares)
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Earnings per share and weighted average share amounts
have been restated for adoption of SFAS No. 128.